Exhibit 16(a)(1)(iii)

ACT TELECONFERENCING, INC.

1526 Cole Boulevard, Suite 300

Golden, Colorado 80401

Offer to Purchase for Cash

Shares of its Common Stock, Without Par Value,

Held by Holders of 99 or Fewer Shares

THIS OFFER WILL EXPIRE AT 5:00 P.M. EASTERN DAYLIGHT TIME ON WEDNESDAY, JULY 18, 2007, THE EXPIRATION DATE, UNLESS EXTENDED OR EARLIER TERMINATED.

June 13, 2007

To Brokers, Dealers, and Commercial Banks, Trust Companies and Other Nominees:

ACT Teleconferencing, Inc., a Colorado corporation, sometimes referred to herein as the Company, is offering to purchase for cash shares of its common stock held by shareholders who owned of record or beneficially 99 or fewer shares as of the close of business on June 6, 2007 and who continue to hold such shares through the expiration date of the offer, at a purchase price of $5.00 per share upon the terms and subject to the conditions set forth in the Company’s offer to purchase for cash, dated June 13, 2007, and in the related letter of transmittal.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED PURSUANT TO THE OFFER.

Other than Morrow & Co., Inc., which the Company has retained to act as the information agent for the offer and which will receive customary fees associated with its performance in such capacity, no fees or commissions will be payable by the Company to brokers, dealers or any other person for soliciting tenders of shares pursuant to the offer as described in the offer to purchase. The Company will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers.

For your information and for forwarding to your clients, including those who owned of record or beneficially 99 or fewer shares of the Company’s common stock and for whom you hold 99 or fewer shares registered in your name or in the name of your nominee on the close of business on June 6, 2007, we are enclosing the following documents:

1.	Offer to purchase for cash, dated June 13, 2007;

2.	Letter to shareholders from the Chairman of the Board of Directors of ACT Teleconferencing, Inc., dated June 13, 2007;

3.	Questions and answers to accompany the letter to shareholders from the Chairman of the Board of Directors of ACT Teleconferencing, Inc.;

4.	Form of letter to clients which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee;

5.	Form of client instruction form (printed on green paper) on which clients may provide you instructions concerning their decision regarding a tender of their shares;

6.	Notice of guaranteed delivery (printed on yellow paper) to be used to accept the offer if all required documents cannot be delivered to the Computershare, Inc., the depositary of the offer, by the expiration date;

7.	Letter of transmittal for your use and for the information of your clients, which includes a substitute Form W-9 (printed on blue paper); and

8.	A return envelope addressed to the depositary.

WE REQUEST THAT YOU CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON WEDNESDAY, JULY 18, 2007 UNLESS EXTENDED OR EARLIER TERMINATED.

In order to take advantage of the offer, a shareholder must do either (A) or (B) below before the offer expires:

A.	Deliver a duly executed and properly completed letter of transmittal (or agents message) and any other required documents to the depositary with certificate(s) representing the tendered shares, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal; or

B.	Comply with the guaranteed delivery procedure set forth in the offer.

Please direct any inquiries you may have with respect to the offer, and any requests for additional copies of the enclosed materials, to Morrow & Co., Inc., the information agent for the offer, at 470 West Avenue, 3rd Floor, Stamford, CT 06902 or by telephone at (203) 658-9400 for banks and brokerage firms or (800) 607-0088 for shareholders, or Computershare, Inc., the depositary for the offer, at P.O. Box 1596, Denver, CO 80201-1596 or by telephone at (303) 262-0600.

Very truly yours,

/s/ Peter E. Salas
Peter E. Salas
Chairman of the Board of Directors

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF ACT TELECONFERENCING, INC. OR ANY OF ITS AFFILIATES OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

The offer is not being made to (nor will tenders of shares be accepted from or on behalf of) shareholders in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of such jurisdiction.

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